                                                                    Exhibit 11.1

                                 ONCORMED, INC.
                               EARNINGS PER SHARE
                    CALCULATION OF SHARES USED IN COMPUTING
                               NET LOSS PER SHARE


                                                                                                 Period from
                                                                                                  Inception
                                                                                               (July 12, 1993)
                                                         For the Year Ended December 31,           Through
                                                   -----------------------------------------     December 31,
                                                      1996           1995            1994            1996
                                                   ---------       ---------       ---------     ------------
Common Stock                                       6,805,083       4,947,991       3,775,457      4,937,199

Convertible Series A Preferred Stock                    ---             ---             ---            ---

Treasury Stock effect to acquire Common
  Stock granted in the twelve months prior
  to the Company's initial public offering              ---             ---          629,165        294,853
                                                   ---------       ---------       ---------      ---------

Shares used in computing net loss per share        6,805,083       4,947,991       4,404,622      5,232,052
                                                   =========       =========       =========      =========





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